Exhibit 4.2

PLEDGE AND SECURITY AGREEMENT

Dated as of May 4, 2020

made by

JELD-WEN HOLDING, INC.,

as Parent,

JELD-WEN, Inc.,

as Issuer,

and

THE OTHER GRANTORS referred to herein

in favor of

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Notes Collateral Agent

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6.3	Authorization for Filing Financing Statements	22

6.4	Authority of Notes Collateral Agent	22

6.5	Concerning the Notes Collateral Agent	22

SECTION 7. MISCELLANEOUS		23

7.1	Amendments in Writing	23

7.2	Notices	23

7.3	No Waiver by Course of Conduct; Cumulative Remedies	23

7.4	Tax Indemnity	23

7.5	Successors and Assigns	23

7.6	Counterparts	24

7.7	Severability	24

7.8	Section Headings	24

7.9	Integration	24

7.10	GOVERNING LAW	24

7.11	SUBMISSION TO JURISDICTION; WAIVERS	24

7.12	Acknowledgements	25

7.13	Additional Grantors	26

7.14	Releases	26

7.15	Intercreditor Agreements	26

SCHEDULES

Schedule 1	Investment Property
Schedule 2	Perfection Matters
Schedule 3	Jurisdictions of Organization and Chief Executive Offices, etc.
Schedule 4	Equipment and Inventory Locations
Schedule 5	Intellectual Property
Schedule 6	Commercial Tort Claims

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PLEDGE AND SECURITY AGREEMENT (this “Agreement”), dated as of May 4, 2020, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein the “Grantors”), in favor of Wilmington Trust, National Association, as notes collateral agent (in such capacity, together with its successors and assigns, the “Notes Collateral Agent”), for the ratable benefit of the Noteholder Secured Parties (as defined in the Indenture (as defined below)).

INTRODUCTORY STATEMENTS

WHEREAS, reference is made to that certain Notes Indenture, dated as of May 4, 2020 (as amended, modified, supplemented or restated and in effect from time to time, the “Indenture”) by and among JELD-WEN, Inc., a Delaware corporation (the “Issuer”), the Guarantors, Wilmington Trust, National Association, as trustee (together with its successors in such capacity, the “Trustee”) and as Notes Collateral Agent pursuant to which the Issuer is issuing $250.0 million aggregate principal amount of its 6.25% senior secured notes due 2025 (together with any Additional Notes issued under the Indenture, the “Notes”);

WHEREAS, it is a condition to the issuance of the Notes that each Grantor executes and delivers the this Agreement; and

WHEREAS, this Agreement is made by the Grantors in favor of the Notes Collateral Agent for the benefit of the Noteholder Secured Parties to secure the payment and performance in full when due of the Notes Obligations.

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:

SECTION 1. DEFINED TERMS

1.1    Definitions. (a) Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture, and the following terms are used herein as defined in the New York UCC (and if defined in more than one Article of the New York UCC shall have the meaning specified in Article 9 thereof): Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Contracts, Deposit Account, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Instruments, Inventory, Money, Securities Account and Supporting Obligations.

(b)    The following terms shall have the following meanings:

“Agreement”: as defined in the preamble hereto.

“Applicable Collateral Agent”: as defined in the Pari Passu Intercreditor Agreement.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy,” as now and hereinafter in effect, or any successor statute.

“Collateral”: as defined in Section 2.

“Collateral Account”: any collateral account established by the Notes Collateral Agent as provided in Sections 5.1 or 5.4.

“Copyright Licenses”: any written agreement, license or covenant naming any Grantor as licensor or licensee, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright, or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright.

“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or group of countries or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed on Schedule 5(A)), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office; (ii) the right to obtain all extensions and renewals thereof; (iii) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof; and (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto.

“Discharge of Notes Obligations”: the time upon which all of the Notes Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been satisfied by payment in full in immediately available funds.

“Excluded Assets”: as defined in the Indenture.

“Global Intercompany Note”: that certain promissory note, dated as of October 15, 2014 (as amended, supplemented or otherwise modified from time to time), evidencing Intercompany Obligations owing by the obligors from time to time party thereto to any Grantor from time to time listed on Schedule A thereto.

“Grantors”: as defined in the preamble hereto.

“Indenture”: as defined in the introductory statements hereto.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property of any Grantor, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, (i) Copyrights, Patents, Trademarks, Trade Secrets, mask works fixed in semi-conductor chip products (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), rights of publicity and privacy (i.e., the right to use names, likenesses, voices, biographical and other identifying information of real persons), intangible rights in software and databases not otherwise included in the foregoing, (ii) all rights to sue at law or in equity or otherwise recover for any past, present and future infringement, dilution, misappropriation or other violation or impairment thereof, (iii) the right to receive all Proceeds and damages therefrom and all payments and royalties arising out of the sale, lease, license, assignment or other disposition thereof, and (iv) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Intellectual Property Licenses”: all agreements, licenses and covenants pursuant to which any Grantor receives or grants any right in, to, or under, any Intellectual Property, including but not limited to, the right to manufacture, use, sell, perform, reproduce, distribute, display, modify and otherwise exploit copyrighted materials, patented processes, devices or designs, or Trademarks, or otherwise providing for a covenant not to sue for infringement, dilution or other violation of any Intellectual Property or permitting co-existence with respect to any Intellectual Property, including Copyright Licenses, Patent Licenses, Trademark Licenses and Trade Secret Licenses.

“Intellectual Property Registry”: The United States Patent and Trademark Office, the United States Copyright Office or any other intellectual property registry in the United States.

“Intercompany Obligations”: any and all Indebtedness of Parent, the Issuer and/or any Restricted Subsidiary that is owing to any Guarantor.

“Investment Account”: any Securities Account, Commodity Account or Deposit Account.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Capital Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Investment Property Issuers”: the collective reference to each issuer of any Investment Property.

“Issuer”: as defined in the preamble hereto.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Noteholder Secured Parties”: means the collective reference to the Trustee, the Notes Collateral Agent and each Holder of the Notes and each other holder of, or obligee in respect of, any Notes Obligations outstanding at such time.

“Notes”: as defined in the introductory statements hereto.

“Notes Collateral Agent”: as defined in the preamble hereto.

“Notes Obligations”: means any obligation to pay any unpaid principal and interest on the Notes, and all other Obligations of the Issuer and any Guarantor or other co-obligor under any Notes Document, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with, the Notes and the related notes documentation, in each case, whether on account of principal, interest, guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for post-petition interest is allowed in such proceedings and all fees and disbursements of counsel of the Trustee and the Notes Collateral Agent that are required to be paid by the Issuer or any Guarantor or co-obligor pursuant to the terms of the Indenture or other Notes Documents).

“Parent”: shall mean JELD-WEN Holding, Inc..

“Patent License”: all agreements, licenses and covenants, whether written or oral, providing for the grant by or to any Grantor of any right under any Patent, including, without limitation, the right to manufacture, use or sell any invention covered in whole or in part by a Patent, or otherwise providing for a covenant not to sue for infringement or other violation of any Patent.

“Patents”: (i) all United States and foreign patents and applications for letters patent throughout the world, including, but not limited to, any of the foregoing referred to on Schedule 5(B), and all rights corresponding thereto throughout the world; (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations of any of the foregoing; (iii) the right to sue or otherwise recover for any past, present and future infringement or other violation of any of the foregoing; and (iv) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto.

“Pledged Notes”: (i) the Global Intercompany Note, (ii) all promissory notes listed on Schedule 1 and (iii) all other promissory notes issued to or held by any Grantor (other than any promissory note evidencing Intercompany Obligations owing to such Grantor).

“Pledged Stock”: the shares of Capital Stock listed on Schedule 1, together with any other shares, securities, stock or security certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that “Pledged Stock” shall not at any time include Excluded Assets; provided, further, that Capital Stock which may not be pledged hereunder in accordance with the proviso to Section 2 shall not constitute “Pledged Stock.”

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Trademark License”: any agreement, license or covenant, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, or otherwise providing for a covenant not to sue for infringement, dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark.

“Trademarks”: (i) all U.S. federal and state and foreign trademarks, trade names, trade dress, corporate names, company names, business names, internet domain names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, designs and general tangibles of a like nature, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to on Schedule 5(C), and all rights corresponding thereto throughout the world; (ii) all of the goodwill of the business connected with the use of and symbolized by the foregoing; (iii) all extensions and renewals of the foregoing; (iv) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to goodwill; and (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto.

“Trade Secret Licenses”: all written or oral agreements naming any Grantor as licensor or licensee granting any right in or to any Trade Secrets.

“Trade Secrets”: (i) all trade secrets and all other confidential or proprietary information and know-how, whether or not such information has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such information, (ii) the right to sue or otherwise recover for any past, present and future misappropriation or other violation of any such information, and (iii) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto.

“Trustee”: as defined in the introductory statements hereto.

“Uniform Commercial Code”: the New York UCC or, when the laws of any other jurisdiction govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, with respect to such Collateral, the Uniform Commercial Code (or any successor statute) of such jurisdiction.

1.2    Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to the Sections and Schedules of this Agreement (as such Schedules may be amended or supplemented from time to time) unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(b)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)    Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GRANT OF SECURITY INTEREST

Each Grantor hereby mortgages and pledges to the Notes Collateral Agent, for the benefit of the Noteholder Secured Parties, and hereby grants to the Notes Collateral Agent, for the benefit of the Noteholder Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and wherever the same may be located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Notes Obligations (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of such Notes Obligations):

(a)    all Accounts;

(b)    all Chattel Paper;

(c)    all Commercial Tort Claims listed on Schedule 6 hereto, as such Schedule 6 may be supplemented pursuant to Section 4.7;

(d)    all Contracts;

(e)    all Deposit Accounts;

(f)    all Documents;

(g)    all Equipment;

(h)    all Fixtures;

(i)    all General Intangibles;

(j)    all Goods;

(k)    all Instruments;

(l)    all Intellectual Property and Intellectual Property Licenses;

(m)    all Inventory;

(n)    all Investment Property;

(o)    all Money;

(p)    all Receivables;

(q)    all other property not otherwise described above (except for property specifically excluded from any defined term used in any clause above);

(r)    all books and records pertaining to the Collateral; and

(s)    to the extent not otherwise included, all Proceeds, Supporting Obligations and all accessions to, substitutions and replacements for, and rents, profits and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, notwithstanding anything to the contrary herein, (x) this Agreement shall not constitute a grant of a security interest in Excluded Assets and (y) in no event shall perfection by control or possession or similar arrangements be required with respect to any Collateral, other than in respect of (A) certificated equity interests in the

Issuer and the wholly-owned Restricted Subsidiaries otherwise required to be pledged pursuant to the terms of the Indenture or any other Notes Document and (B) certain Pledged Notes, including the Global Intercompany Note and (C) Deposit or Securities Accounts requiring perfection through control agreements under the ABL Facility; provided that to the extent that any deposit or securities accounts are under the control of the ABL Collateral Agent at any time, pursuant to the terms of the ABL Intercreditor Agreement, the ABL Collateral Agent will agree to act as agent and gratuitous bailee for the Notes Collateral Agent for the purpose of perfecting the Notes Collateral Agent’s liens in such deposit and securities accounts. Notwithstanding anything to the contrary, no actions in any jurisdiction outside the United States shall be required in order to create any security interests in assets located or titled outside of the United States, or to perfect any security interests in such assets, including any Intellectual Property registered or applied-for in any jurisdiction outside the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction outside the United States).

SECTION 3. REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants to the Notes Collateral Agent and each Noteholder Secured Party that:

3.1    Title; No Other Liens. Except for the security interest granted to the Notes Collateral Agent for the benefit of the Noteholder Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Indenture, such Grantor owns each item of the Collateral free and clear of any and all Liens or material claims of others. No financing statement, fixture filing or other public notice with respect to all or any part of the Collateral, in each case that is authorized by a Grantor, is on file or of record or will be filed in any public office, except such as have been filed or will be filed in favor of the Notes Collateral Agent, for the benefit of the Noteholder Secured Parties, pursuant to this Agreement or as are otherwise permitted by the Indenture.

3.2    Perfected First Priority Liens. The security interests granted to the Notes Collateral Agent pursuant to this Agreement (i) together with the filings and other actions specified on Schedule 2 (which, in the case of all filings referred to on said Schedule, have been made or will substantially concurrently be made, or, in the case of Additional Grantors, will be made, with copies delivered to the Notes Collateral Agent and constitute (or will constitute, in the case of Additional Grantors) valid perfected security interests in all of the Collateral as of the Issue Date (or, in the case of Additional Grantors, as of the date such Additional Grantors have or will become parties to this Agreement) in which the security interest may be perfected by such filing, recording or registration or such other action in the United States in favor of the Notes Collateral Agent, for the benefit of the Noteholder Secured Parties, as collateral security for the Notes Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor (except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law)) and (ii) are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens.

3.3    Jurisdiction of Organization; Chief Executive Office. Such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business, as the case may be, in each case as of the Issue Date, are specified on Schedule 3, and except as provided on Schedule 3, such Grantor has not changed its jurisdiction of organization or identification number in the five years preceding the date hereof.

3.4    Inventory and Equipment. As of the Issue Date all (a) material Inventory and (b) material Equipment (other than mobile goods) are kept at the locations listed on Schedule 4.

3.5    Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

3.6    Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Investment Property Issuer owned by such Grantor (other than the shares of Capital Stock that are excluded from the definition of “Pledged Stock”).

(b)    All the shares of, and other interests constituting, the Pledged Stock of each Subsidiary of such Grantor have been duly and validly issued and are fully paid and nonassessable.

(c)    Such Grantor is the record and beneficial owner of, and has title to, the Pledged Stock and Pledged Notes pledged by it hereunder, free of any and all Liens, except the security interests created by this Agreement and other Permitted Liens.

3.7    Receivables. No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument (other than checks, drafts or other Instruments that will be promptly deposited in an Investment Account) or Chattel Paper evidencing an amount in excess of $5,000,000 which has not been delivered to the Notes Collateral Agent (or the Applicable Collateral Agent as bailee for perfection on behalf of the Notes Collateral Agent in accordance with the Pari Passu Intercreditor Agreement).

3.8    Intellectual Property. (a) Schedule 5 lists all registrations and applications in existence on the Issue Date for United States Intellectual Property (including, without limitation, registered or issued Copyrights, Patents, Trademarks and all applications therefor), in each case owned by such Grantor on the Issue Date and issued, registered or pending registration with any Intellectual Property Registry in the United States.

(b)    Such Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Intellectual Property owned by such Grantor as of the date hereof and necessary for the conduct in all material respects of the business of the Issuer and its Subsidiaries, taken as a whole, as currently conducted, in full force and effect.

(c)    Such Grantor uses adequate standards, as determined in the reasonable good faith judgment of such Grantor, of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademarks necessary for the conduct in all material respects of the business of the Issuer and its Subsidiaries, taken as a whole, as currently conducted, and has taken all action necessary, in the reasonable good faith judgment of such Grantor, to require that all licensees of the Trademarks owned by such Grantor and necessary for the conduct in all material respects of the business of the Issuer and its Subsidiaries, taken as a whole, as currently conducted use such adequate standards of quality.

SECTION 4. COVENANTS

Each Grantor covenants and agrees with the Notes Collateral Agent and the other Noteholder Secured Parties that, from and after the date of this Agreement until the Discharge of Notes Obligations:

4.1    Delivery of Instruments, Certificated Securities and Chattel Paper.

(a)    If any amount payable under or in connection with any of the Collateral shall be or become evidenced by (i) any Instrument (other than (x) checks, drafts or other Instruments that will be promptly deposited in an Investment Account and (y) any Intercompany Obligations) evidencing an amount in excess of $5,000,000, (ii) any Chattel Paper evidencing an amount in excess of $5,000,000 or (iii) any Certificated Security or Certificated Securities not credited to an investment account (in each case, to the extent included in the Collateral), such Instrument, Chattel Paper or Certificated Security shall be promptly delivered to the Notes Collateral Agent (or the Applicable Collateral Agent as bailee for perfection on behalf of the Notes Collateral Agent in accordance with the Pari Passu Intercreditor Agreement), duly indorsed in a manner reasonably satisfactory to the Applicable Collateral Agent, if not the Notes Collateral Agent, if applicable), to be held as Collateral pursuant to this Agreement and in any event within thirty (30) Business Days after the date such Grantor receives such Instrument, Chattel Paper or Certificated Security.

(b)    If any Intercompany Obligation owing to such Grantor in an aggregate principal amount in excess of $5,000,000 shall be or become evidenced in writing, such Grantor will, as promptly as practicable, cause the obligor thereunder to execute and deliver to the Notes Collateral Agent (or the Applicable Collateral Agent as bailee for perfection on behalf of the Notes Collateral Agent in accordance with the Pari Passu Intercreditor Agreement), an amendment or supplement to the Global Intercompany Note as may be reasonably necessary to reflect such Intercompany Obligation.

4.2    Maintenance of Insurance. (a) Such Grantor will maintain, with financially sound and reputable insurance companies that such Grantor believes (in the good faith judgment of the management of such Grantor) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which such Grantor believes (in the good faith judgment of management of such Grantor) is reasonable and prudent in light of the size and nature of its business and against at least such risks similar (and with such risk retentions) as such Grantor believes (in the good faith judgment of management of such Grantor) is reasonable and prudent in light of the size and nature of its business).

(b)    All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days (ten (10) days in the case of non-payment of premium) after receipt by the Notes Collateral Agent of written notice thereof, (ii) name the Notes Collateral Agent as an additional insured party or additional loss payee, as applicable and (iii) be substantially similar in all other respects to the insurance delivered under the Term Loan Facility or to the other Applicable Collateral Agent (if not the Notes Collateral Agent); provided that such items shall be not be required to be delivered to the Notes Collateral Agent until 45 days after the Issue Date (which date may be extended to the extent the Issuer has provided an Officer’s Certificate to the Notes Collateral Agent that it is continuing to use commercially reasonable efforts to obtain such insurance endorsements).

4.3    Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interests of the Notes Collateral Agent and the other Noteholder Secured Parties created by this Agreement as perfected security interests (to the extent such security interests are required to be perfected under the terms of this Agreement) having at least the priority described in Section 3.2 and shall defend such security interests against the claims and demands of all Persons whomsoever (other than to the extent such claims or demands are based on Permitted Priority Liens), subject to the rights of such Grantor under the Notes Documents to dispose of Collateral.

(b)    At any time and from time to time, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as are necessary or appropriate under the Indenture, or as the Notes Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, subject to Section 2, authorizing the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect with respect to the security interests created hereby and filing and recording documents necessary to record the Notes Collateral Agent’s and the other Noteholder Secured Parties’ security interest in such Grantor’s Intellectual Property in any and all Intellectual Property Registries.

4.4    Changes in Locations, Name, etc. Such Grantor will not

(a)    change its name,

(b)    change its corporate structure as in effect on the Issue Date or

(c)    change its jurisdiction of organization, identification number from the jurisdiction of organization (if any) or the location of its chief executive office or sole place of business, as appropriate, from that referred to in Section 3.3, unless such Grantor shall deliver to the Notes Collateral Agent (in the case of foregoing clause (a) or (b), on or before the date that is thirty (30) days (or if later, the date such notice has been delivered to the Term Loan Administrative Agent under the Term Loan Facility) following such event or occurrence or, in the case of foregoing clause (c), at least twenty (20) days prior to such event or occurrence (or if later, the date such notice has been delivered to the Term Loan Administrative Agent under the Term Loan Facility)) (i) written notice thereof, (ii) if applicable, a written supplement to Schedule 3 showing the relevant new jurisdiction of organization, location of chief executive office or sole place of business, as appropriate, and (iii) all additional financing statements and other documents are necessary or appropriate under the Indenture, or as reasonably required or otherwise delivered to the Term Loan Administrative Agent in respect of the Term Loan Facility or any other Applicable Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein.

4.5    Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), in respect of the Capital Stock of any Investment Property Issuer included in the Collateral, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Notes Collateral Agent and the other Noteholder Secured Parties, hold the same in trust for the Notes Collateral Agent and the other Noteholder Secured Parties and deliver the same promptly to the Notes Collateral Agent (or the Applicable Collateral Agent as bailee for perfection on behalf of the Notes Collateral Agent in accordance with the Pari Passu Intercreditor Agreement) in the exact form received, duly indorsed by such Grantor to the Notes Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor to be held by the Notes Collateral Agent, subject to the terms hereof, as additional collateral security for the Notes Obligations; provided that with respect to the Pledged Stock, such Grantor shall not be required to deliver such certificate to the Notes Collateral Agent to the extent and for so long as such Capital Stock is not required to be pledged hereunder pursuant to the Indenture.

(b)    In the case of each Grantor which is an Investment Property Issuer, such Investment Property Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Capital Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Notes Collateral Agent promptly in writing of the occurrence of any of the events described in Section 4.5(a) with respect to the Capital Stock issued by it and (iii) the terms of Sections 5.3(c) and 5.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.3(c) or 5.7 with respect to the Capital Stock issued by it.

4.6    Intellectual Property. Except as otherwise permitted under the Indenture: (a) Such Grantor (either itself or through licensees) will, consistent with its reasonable business judgment, (i) continue to use each Trademark that in such Grantor’s reasonable judgment is material to the business of Parent and its Subsidiaries, taken as a whole, in order to maintain such Trademark in full force free from any claim of abandonment for non-use and (ii) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such Trademark may become invalidated or impaired in any way.

(b)    Such Grantor (either itself or through licensees) will, consistent with its reasonable business judgment, not do any act, or knowingly omit to do any act, whereby any Patent that in such Grantor’s reasonable judgment is material to the business of Parent and its Subsidiaries, taken as a whole, may become forfeited, unenforceable, abandoned or dedicated to the public.

(c)    Such Grantor (either itself or through licensees) will, consistent with its reasonable business judgment, not (and will, consistent with its reasonable business judgment, not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Copyright that in such Grantor’s reasonable judgment is material to the business of Parent and its Subsidiaries, taken as a whole, may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of any such Copyright may fall into the public domain. Such Grantor (either itself or through licensees) will, after the Issue Date, where warranted in its reasonable business judgment, use any statutory notice of registration in connection with use of its registered Trademarks, markings in connection with use of its Patents, and notices of copyright in connection with the publication of its Copyrights, in each instance as required by law.

(d)    Such Grantor will notify the Notes Collateral Agent promptly if it knows that any application or registration relating to any United States Intellectual Property that in such Grantor’s reasonable judgment is material to the business of Parent and its Subsidiaries, taken as a whole, has become forfeited, rendered unenforceable, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in the United States) regarding such Grantor’s ownership of, or the validity or enforceability of, any material United States Intellectual Property, except, in each case, for rejections of applications to register Intellectual Property received in the ordinary course and for dispositions permitted under the Indenture.

(e)    In the event that any Intellectual Property owned by a Grantor and material to the business of Parent and its Subsidiaries, taken as a whole, is infringed, misappropriated or otherwise violated by a third party, the applicable Grantor shall at such Grantor’s sole cost and expense, take such actions as such Grantor shall reasonably deem appropriate under the circumstances relating to such Intellectual Property.

(f)    Within five (5) Business Days after the delivery of financial statements pursuant to Section 4.03(a)(1) of the Indenture, such Grantor shall report any filings whereby such Grantor, either by itself or through any agent, employee, licensee or designee, has filed a new application for the registration of any material Intellectual Property with any Intellectual Property Registry or a new “Statement of Use” or “Amendment to Allege Use” with respect to any material “intent-to-use” Trademark applications, in each case, with any Intellectual Property Registry and shall report any filings or acquisitions of Intellectual Property which have been reported to the Term Loan Administrative Agent in respect of the Term Loan Facility (and to the extent the Term Loan Facility is no longer outstanding, shall report any acquisition of any material Intellectual Property that is registered with or applied for in any Intellectual Property Registry). Promptly thereafter, and in any case concurrently with any delivery thereof to the Term Loan Administrative Agent in respect of the Term Loan Facility, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as may be reasonably required (and in any case concurrently with any delivery thereof to the Term Loan Administrative Agent in respect of the Term Loan Facility ) to evidence the Notes Collateral Agent’s and the other Noteholder Secured Parties’ security interest in any such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g)    Such Grantor will, consistent with its reasonable business judgment, take all reasonable and necessary steps, including, without limitation, in any proceeding before any Intellectual Property Registry to maintain and pursue each material application (and to obtain the relevant registration) and to maintain each registration of Intellectual Property that in such Grantor’s reasonable judgment are material to the business of Parent and its Subsidiaries, taken as a whole, including, without limitation, in filing of applications for renewal, affidavits of use and affidavits of incontestability.

4.7    Commercial Tort Claims. If any Grantor shall obtain an interest in any Commercial Tort Claim in excess of $10,000,000, such Grantor shall deliver to the Notes Collateral Agent a supplement to Schedule 8 to this Agreement describing such Commercial Tort Claim together with the delivery of financial statements following the end of each fiscal quarter of the Issuer in accordance with the Indenture.

SECTION 5. REMEDIAL PROVISIONS

Subject to the terms of the Intercreditor Agreements, each Grantor covenants and agrees with the Notes Collateral Agent and the other Noteholder Secured Parties that, from and after the date of this Agreement until the Discharge of Notes Obligations:

5.1    Certain Matters Relating to Receivables. (a) The Notes Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables and the Notes Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. The Notes Collateral Agent may, acting pursuant to Section 6.5 hereof, at any time after the occurrence and during the continuance of an Event of Default, require that any payments of Receivables, when collected by any Grantor, (i) be forthwith (and, in any event, within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Notes Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Notes Collateral Agent, subject to withdrawal by the Notes Collateral Agent for the account of the Noteholder Secured Parties only as provided in Section 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Notes Collateral Agent and the other Noteholder Secured Parties, segregated from other funds of such Grantor. After the occurrence and during the continuance of an Event of Default, the Notes Collateral Agent may, acting pursuant to Section 6.5 hereof, request that each such deposit of Proceeds of Receivables be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b)    The Notes Collateral Agent may, acting pursuant to Section 6.5 hereof,, request that after the occurrence and during the continuance of an Event of Default each Grantor deliver to the Notes Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

5.2    Communications with Obligors; Grantors Remain Liable. (a) The Notes Collateral Agent in its own name or in the name of others may, but shall not be required to, at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Notes Collateral Agent’s satisfaction the existence, amount and terms of any Receivables.

(b)    The Notes Collateral Agent may, acting pursuant to Section 6.5 hereof, at any time after the occurrence and during the continuance of an Event of Default, require that each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Notes Collateral Agent for the benefit of the Noteholder Secured Parties and that payments in respect thereof shall be made directly to the Notes Collateral Agent.

(c)    Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Notes Collateral Agent nor any other Noteholder Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract of any Grantor by reason of or arising out of this Agreement or the receipt by the Notes Collateral Agent or any other Noteholder Secured Party of any payment relating thereto, nor shall the Notes Collateral Agent or any other Noteholder Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract of any Grantor, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.3    Investment Property. (a) Unless an Event of Default shall have occurred and be continuing and the Notes Collateral Agent shall have given notice to the relevant Grantor of the Notes Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 5.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, to the extent permitted in the Indenture, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which would reasonably be expected to have a material adverse effect or that would be inconsistent with this Agreement or any other Notes Document.

(b)    If an Event of Default shall occur and be continuing and the Notes Collateral Agent shall have given written notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Notes Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Notes Obligations in such order required by the Notes Documents, and (ii) any or all of the Investment Property shall, if requested by the Notes Collateral Agent acting pursuant to Section 6.5 hereof,, be registered in the name of the Notes Collateral Agent or its nominee, and the Notes Collateral Agent or its nominee shall have the right, acting pursuant to Section 6.5 hereof, during the continuation of an Event of Default to exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Investment Property Issuer or Investment Property Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Investment Property Issuer, or upon the exercise by any Grantor or the Notes Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency), all without liability except to account for property actually received by it, but the Notes Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)    Each Grantor hereby authorizes and instructs each Investment Property Issuer of any Pledged Stock or Pledged Notes pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Notes Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Investment Property Issuer shall be fully protected in so complying, and (ii) comply with any request of the Notes Collateral Agent made during the continuance of an Event of Default, to pay any dividends or other payments with respect to the Pledged Stock and Pledged Notes directly to the Notes Collateral Agent.

5.4    Proceeds to be Turned Over to Notes Collateral Agent. In addition to the rights of the Notes Collateral Agent and the other Noteholder Secured Parties specified in Section 5.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing and the Notes Collateral Agent shall have given written notice of its intent to exercise its rights and remedies under this Section 5.4, all Proceeds received by any Grantor consisting of cash, checks, Cash Equivalents and other near-cash items shall be held by such Grantor in trust for the Notes Collateral Agent and the other Noteholder Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Notes Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Notes Collateral Agent, if required). All Proceeds received by the Notes Collateral Agent hereunder shall be held by the Notes Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Notes Collateral Agent in a Collateral Account (or by such Grantor in trust for the Notes Collateral Agent and the other Noteholder Secured Parties) shall continue to be held as collateral security for all the Notes Obligations and shall not constitute payment thereof until applied as provided in Section 5.5.    The Notes Collateral Agent shall have no duty to any Grantor or any Noteholder Secured Party to exercise any such right, privilege or option and shall not be responsible to any Person for any failure to do so or delay in so doing.

5.5    Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Notes Collateral Agent shall apply, at such time or times as required by the Notes Documents, all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, to payment of the Notes Obligations in the order set forth in the Indenture.

5.6    Code and Other Remedies. If an Event of Default shall occur and be continuing, the Notes Collateral Agent, on behalf of the Noteholder Secured Parties, may (but shall not be obligated to) exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Notes Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law or in equity. Without limiting the generality of the foregoing, the Notes Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may (but shall not be obligated to) in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Notes Collateral Agent or any other Noteholder Secured Party or elsewhere, for cash or on credit or for future delivery without assumption of any credit risk. The Notes Collateral Agent or any other Noteholder Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees that it will comply with any request by the Notes Collateral Agent, to assemble the Collateral and make it available to the Notes Collateral Agent at places which the Notes Collateral Agent shall instruct (acting pursuant to Section 6.5 hereof), whether at such Grantor’s premises or elsewhere. The Notes Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Notes Collateral Agent and the other Noteholder Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Notes Obligations, in such order as the Notes Collateral Agent may elect, and only after such application and after the payment by the Notes Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Notes Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Notes Collateral Agent or any other Noteholder Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

5.7    Registration Rights.

(a)    Each Grantor recognizes that the Notes Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Notes Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Investment Property Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Investment Property Issuer would agree to do so.

(b)    Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 5.7 valid and binding and in compliance with any applicable requirement of law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 5.7 will cause irreparable injury to the Notes Collateral Agent and the other Noteholder Secured Parties, that the Notes Collateral Agent and the other Noteholder Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Indenture.

5.8    Intellectual Property.

(a)    Upon the occurrence and during the continuation of an Event of Default:

(i)    and to the extent Grantor fails to use commercially reasonable efforts to enforce its Intellectual Property, the Notes Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Notes Collateral Agent or otherwise, to enforce any Intellectual Property, in which event such Grantor shall, at the request of the Notes Collateral Agent, do any and all lawful and reasonable acts and execute any and all documents reasonably required by the Notes Collateral Agent in aid of such enforcement, and such Grantor shall promptly, upon demand, reimburse and indemnify the Notes Collateral Agent as provided in Section 6.1(c), and, to the extent that the Notes Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all commercially reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement, misappropriation, dilution or other violation of any of such Grantor’s rights in the Intellectual Property by others and to the extent reasonable agrees to diligently maintain any action, suit or proceeding against any Person so infringing, misappropriating, diluting or otherwise violating as shall be necessary to prevent such infringement, misappropriation, dilution or violation;

(ii)    upon written demand from the Notes Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Notes Collateral Agent an absolute assignment of all of such Grantor’s right, title and interest in and to the Intellectual Property, including the right to sue for past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, and shall execute and deliver to the Notes Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement; and

(iii)    the Notes Collateral Agent shall have the right (but not the obligation) to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Notes Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(A)    all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Notes Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Notes Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied in such order as required by the Notes Documents; and

(B)    Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b)    If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Notes Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Notes Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Notes Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer (without recourse, representation or warranty of any kind) as may be reasonably requested by such Grantor to reassign to such Grantor any such rights, title and interests as may have been assigned to the Notes Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Notes Collateral Agent; provided that after giving effect to such reassignment, the Notes Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Notes Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided, further, that the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Notes Collateral Agent and the Noteholder Secured Parties.

(c)    Solely for the purpose of enabling the Notes Collateral Agent to exercise rights and remedies under this Section 5.8 and at such time as the Notes Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Notes Collateral Agent for the benefit of the Noteholder Secured Parties, an irrevocable, non-exclusive, fully paid-up, worldwide license or (for third party rights) sublicense to use, license or sublicense any of the Intellectual Property now owned, licensed (to the fullest extent permitted by such license), held for use or hereafter acquired by such Grantor (exercisable only during the continuance of an Event of Default and without payment of royalty or other compensation to such Grantor), provided that such license shall be granted (i) only to the extent such grant (A) does not result in the breach of any license or similar agreement with a third party or give such third party any right of acceleration, termination or cancellation therein (provided that such third party license or similar agreement was not entered into in contemplation of such grant) and (B) is not prohibited by any law, and (ii) subject, (A) in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks and to the inurement of any goodwill created by the use of such Trademarks to the benefit of the applicable Grantor, and (B) in the case of Trade Secrets, to sufficient requirements that the secret status of such Trade Secrets be maintained. Such license or sublicense shall include access to all media in which any of the applicable Intellectual Property may be recorded, processed or stored and all computer programs related thereto. For the avoidance of doubt, at the time of the release of the Liens on any Intellectual Property as set forth in Section 7.14 and of any sale or transfer of any Intellectual Property permitted by the Notes Documents, the license granted to the Notes Collateral Agent pursuant to this Section 5.8(c) with respect to such Intellectual Property shall automatically and immediately terminate.

5.9    Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Notes Obligations and the fees and disbursements of any attorneys employed by the Notes Collateral Agent or any other Noteholder Secured Party to collect such deficiency.

SECTION 6. THE NOTES COLLATERAL AGENT

Each Grantor covenants and agrees with the Notes Collateral Agent and the other Noteholder Secured Parties that:

6.1    Notes Collateral Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Notes Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, in each case, from time to time after the occurrence and during the continuance of any Event of Default, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Notes Collateral Agent the power and right (but the Notes Collateral Agent shall not have the obligation), on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following during the continuance of an Event of Default:

(i)    in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise required by the Notes Collateral Agent acting pursuant to Section 6.5 hereof, for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii)    in the case of any Intellectual Property and Intellectual Property Licenses, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Notes Collateral Agent may request to evidence the Notes Collateral Agent’s and the other Noteholder Secured Parties’ security interest in such Intellectual Property and Intellectual Property Licenses and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)    pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)    execute, in connection with any sale provided for in Section 5.6 or 5.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)    (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Notes Collateral Agent or as the Notes Collateral Agent, acting pursuant to Section 6.5 hereof,, shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Notes Collateral Agent, acting pursuant to Section 6.5 hereof, may require; (7) assign and/or license any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Notes Collateral Agent acting pursuant to Section 6.5 hereof, require; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Notes Collateral Agent were the absolute owner thereof for all purposes, and do, at the Notes Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Notes Collateral Agent acting pursuant to Section 6.5 hereof, requests to protect, preserve or realize upon the Collateral and the Notes Collateral Agent’s and the other Noteholder Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)    During the continuance of an Event of Default, if any Grantor fails to perform or comply with any of its agreements contained herein, the Notes Collateral Agent, shall have the right, but without any obligation so to do, perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)    The expenses of the Notes Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the then applicable rate per annum at which interest would then be payable on any Notes under the Indenture, from the date of payment by the Notes Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Notes Collateral Agent on demand.

(d)    Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof or otherwise in accordance with applicable laws. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

6.2    Duty of Notes Collateral Agent. The Notes Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Notes Collateral Agent deals with similar property for its own account. Neither the Notes Collateral Agent, any other Noteholder Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Notes Collateral Agent and the other Noteholder Secured Parties hereunder are solely to protect the Notes Collateral Agent’s and the other Noteholder Secured Parties’ interests in the Collateral and shall not impose any duty upon the Notes Collateral Agent or any other Noteholder Secured Party to exercise any such powers. The Notes Collateral Agent and the other Noteholder Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as determined in a final non-appealable judgment of a court competent jurisdiction.

6.3    Authorization for Filing Financing Statements. Pursuant to any applicable law, each Grantor agrees to file, or authorizes the Notes Collateral Agent or its designees for such purpose to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral (though the foregoing shall not relieve the Grantor of such obligation to file and record such documents or instruments) without the signature of such Grantor in such form and in such offices as are (and in any event which have been filed or recorded in respect of the Term Loan Facility) appropriate to perfect the security interests of the Notes Collateral Agent (for the benefit of the Noteholder Secured Parties) under this Agreement. Each Grantor authorizes the use of the collateral description “all personal property, whether now owned or hereafter acquired”, “all assets of the Grantor, whether now existing or hereafter arising” or any other similar collateral description in any such financing statements.

6.4    Authority of Notes Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Notes Collateral Agent under this Agreement with respect to any action taken by the Notes Collateral Agent or the exercise or non-exercise by the Notes Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Notes Collateral Agent and the other Noteholder Secured Parties, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Notes Collateral Agent and the Grantors, the Notes Collateral Agent shall be conclusively presumed to be acting as agent for the Noteholder Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

6.5    Concerning the Notes Collateral Agent. Wilmington Trust, National Association is entering this Agreement and each other Notes Document solely in its capacity as Notes Collateral Agent under the Indenture. In acting hereunder and under each other Notes Document, whether or not expressly provided herein or therein, the Notes Collateral Agent shall be entitled to the rights, protections, immunities and indemnities of the Notes Collateral Agent set forth in the Indenture as if the provisions setting forth those rights, protections, immunities and indemnities were set forth herein and therein.

Notwithstanding anything herein to the contrary, the Notes Collateral Agent shall be under no obligation to exercise any discretion in connection with its duties herein, and shall act or refrain from acting as directed in writing by the Trustee or the Holders of the requisite percentage in aggregate principal amount of the Notes as permitted by and in accordance with the Indenture, and shall have no liability to any Person and will be fully protected in acting or refraining from acting in accordance therewith.

SECTION 7. MISCELLANEOUS

7.1    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Article 9 of the Indenture.

7.2    Notices. All notices, requests and demands to or upon the Notes Collateral Agent or any Grantor hereunder shall be in writing and effected in the manner provided for in Section 12.02 of the Indenture.

7.3    No Waiver by Course of Conduct; Cumulative Remedies. Neither the Notes Collateral Agent nor any other Noteholder Secured Party shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default, as applicable. No failure to exercise, nor any delay in exercising, on the part of the Notes Collateral Agent or any other Noteholder Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Notes Collateral Agent or any other Noteholder Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Notes Collateral Agent or such other Noteholder Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.4    Tax Indemnity. (a) Each Grantor agrees to jointly and severally pay, and to save the Notes Collateral Agent and each other Noteholder Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral.

(b)    The agreements in this Section 7.4 shall survive repayment of the Notes Obligations and any other amounts payable under the Indenture and the other Notes Documents.

7.5    Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Notes Collateral Agent and each other Noteholder Secured Party and their respective successors, indorsees, transferees and assigns; provided that, except as otherwise permitted under the Indenture, no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement.

7.6    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.7    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.8    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.9    Integration. This Agreement and the other Notes Documents represent the agreement of the Grantors, the Notes Collateral Agent and the other Noteholder Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Notes Collateral Agent or any other Noteholder Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Notes Documents.

7.10    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION (OTHER THAN ANY MANDATORY PROVISIONS OF THE UNIFORM COMMERCIAL CODE RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

7.11    SUBMISSION TO JURISDICTION; WAIVERS. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY OTHER NOTES DOCUMENT TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, TO THE EXTENT SUCH COURTS WOULD HAVE SUBJECT MATTER JURISDICTION WITH RESPECT THERETO, AND AGREES THAT NOTWITHSTANDING THE FOREGOING (X) A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW AND (Y) LEGAL ACTIONS OR PROCEEDINGS BROUGHT BY THE NOTEHOLDER SECURED PARTIES IN

CONNECTION WITH THE EXERCISE OF RIGHTS AND REMEDIES WITH RESPECT TO COLLATERAL MAY BE BROUGHT IN OTHER JURISDICTIONS WHERE SUCH COLLATERAL IS LOCATED OR SUCH RIGHTS OR REMEDIES MAY BE EXERCISED;

(b)    CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND WAIVES ANY RIGHT TO CLAIM THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 12.02 OF THE INDENTURE OR AT SUCH OTHER ADDRESS OF WHICH THE NOTES COLLATERAL AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

(d)    AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW;

(e)    WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES; AND

(f)    WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER NOTES DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

7.12    Acknowledgements. Each Grantor hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Notes Documents to which it is a party;

(b)    neither the Notes Collateral Agent nor any other Noteholder Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Notes Documents, and the relationship between the Grantors, on the one hand, and the Notes Collateral Agent and the other Noteholder Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Notes Documents or otherwise exists by virtue of the transactions contemplated hereby among any of the Noteholder Secured Parties or among the Grantors and any of the Noteholder Secured Parties.

7.13    Additional Grantors. Each Subsidiary of the Issuer that is required to become a party to this Agreement pursuant to the Indenture shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.

7.14    Releases. (a) Upon the Discharge of Notes Obligations, the Collateral shall be automatically and without further action released from the Liens in favor of the Notes Collateral Agent and the other Noteholder Secured Parties created hereby, this Agreement shall terminate with respect to the Notes Collateral Agent and the other Noteholder Secured Parties, and all obligations (other than those expressly stated to survive such termination) of each Grantor to the Notes Collateral Agent or any other Noteholder Secured Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the sole expense of any Grantor following any such termination and receipt of an Officer’s Certificate and Opinion of Counsel to the extent required by the Indenture, the Notes Collateral Agent shall deliver such documents as such Grantor shall reasonably request to evidence such release and termination.

(b)    If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a sale, transfer or other disposition permitted by the Indenture, other than with respect to a sale, transfer or other disposition to another Grantor, or if any Collateral is required to be automatically released pursuant to Section 13.03 of the Indenture, then such Collateral shall be automatically and without further action released from the security interests created by this Agreement. If a Grantor is disposed of pursuant to a transaction permitted by the Indenture or is otherwise released from its guarantee of the Notes Obligations pursuant to the Indenture, such Grantor shall be automatically and without further action released from its obligations under this Agreement. In each case, the Notes Collateral Agent, at the request and sole expense of such Grantor and upon receipt of an Officer’s Certificate and Opinion of Counsel to the extent required by the Indenture, shall execute and deliver to such Grantor all releases or other documents reasonably requested by such Grantor for the termination and release of the Liens created hereby on Collateral of such Grantor, or such Grantor, as applicable.

7.15    Intercreditor Agreements. Notwithstanding anything herein to the contrary, the Lien and security interest granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of the ABL Intercreditor Agreement and this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control. In the event of any conflict between the terms of the Pari Passu Intercreditor Agreement and this Agreement, the terms of the Pari Passu Intercreditor Agreement shall govern and control. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary until the Discharge of ABL Obligations (as defined in the ABL Intercreditor Agreement), any obligation of any Grantor hereunder or under any other Collateral Document with respect to the delivery of any ABL Collateral shall be deemed to be satisfied by delivery of such ABL Collateral to the ABL Agent pursuant to the ABL Collateral Documents (as defined in the Intercreditor Agreement).

[Signature pages follow.]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

JELD-WEN HOLDING, INC.

By:	/s/ John R. Linker
Name:	John R. Linker
Title:	Executive Vice President and Chief Financial Officer

JELD-WEN, INC.

By:	/s/ John R. Linker
Name:	John R. Linker
Title:	Executive Vice President and Chief Financial Officer

AMERICAN BUILDING SUPPLY, INC.

By:	/s/ Daniel Castillo
Name:	Daniel Castillo
Title:	President

JELD WEN DOOR REPLACEMENT SYSTEMS, INC.

By:	/s/ Wallace D. Corwin
Name:	Wallace D. Corwin
Title:	President

HARBOR ISLES, LLC

By:	/s/ John R. Linker
Name:	John R. Linker
Title:	Executive Vice President and Chief Financial Officer

[Signature page to Pledge and Security Agreement]

J B L HAWAII, LIMITED

By:	/s/ John R. Linker
Name:	John R. Linker
Title:	Chief Financial Officer

JW INTERNATIONAL HOLDINGS, INC.

By:	/s/ Gary S. Michel
Name:	Gary S. Michel
Title:	President

JW REAL ESTATE, INC.

By:	/s/ Scott Vining
Name:	Scott Vining
Title:	President

KARONA, INC.

By:	/s/ Daniel Castillo
Name:	Daniel Castillo
Title:	President

[Signature page to Pledge and Security Agreement]

Wilmington Trust, National Association, as Notes Collateral Agent

By:	/s/ W. Thomas Morris, II
Name:	W. Thomas Morris, II
Title:	Vice President

[Signature page to First Lien Pledge and Security Agreement]

Annex I to

First Lien Pledge and Security Agreement

ASSUMPTION AGREEMENT, dated as of                     ,         , made by                  (the “Additional Grantor”), in favor of Wilmington Trust, National Association, as notes collateral agent (together with its successors, in such capacity, the “Notes Collateral Agent”) for the Noteholder Secured Parties (as defined in the Indenture, dated as of May 4, 2020 as amended, restated, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Indenture”), among Jeld-Wen, Inc., a Delaware corporation (the “Issuer”), the Guarantors, Wilmington Trust, National Association, as Trustee and as Notes Collateral Agent. Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture.

W I T N E S S E T H :

WHEREAS, in connection with the Indenture, the Issuer and certain of its Affiliates (other than the Additional Grantor) entered into the Pledge and Security Agreement, dated as of May 4, 2020, in favor of the Notes Collateral Agent for the benefit of the Noteholder Secured Parties (as amended, restated, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Pledge and Security Agreement”);

WHEREAS, the Indenture requires the Additional Grantor to become a party to the Pledge and Security Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Pledge and Security Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Pledge and Security Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 7.13 of the Pledge and Security Agreement, (a) hereby becomes a party to the Pledge and Security Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor, and (b) hereby collaterally assigns, grants, mortgages and pledges to the Notes Collateral Agent and hereby grants to the Notes Collateral Agent, for the benefit of the Noteholder Secured Parties, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Notes Obligations of such Additional Grantor (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of such Notes Obligations), a security interest in all of the Collateral of the Additional Grantor, in each case whether now owned or at any time hereafter acquired by the Additional Grantor or in which the Additional Grantor now has or at any time in the future may acquire any right, title or interests and wherever the same may be located, but subject in all respects to the terms, conditions and exclusions set forth in the Pledge and Security Agreement. The information set forth in Annex I-A hereto is hereby added to the information set forth in the Schedules to the Pledge and Security Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties applicable to the Additional Grantor contained in Section 3 of the Pledge and Security Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title: